AMENDMENT NO. 2 TO JANUARY 1, 2005
EMPLOYMENT AGREEMENT

WHEREAS, Sprint Nextel Corporation and Alamosa Holdings, Inc., a Delaware corporation (‘‘Alamosa’’) are entering into an Agreement and Plan of Merger to be dated as of November 21, 2005, by and among Sprint Nextel Corporation, a Kansas corporation (‘‘Parent’’), AHI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Alamosa (the ‘‘Merger Agreement’’);

WHEREAS, Parent desires assistance from Anthony Sabatino (‘‘Employee’’) in managing issues within the scope of Employee’s current position with Alamosa resulting from the transition following the merger of AHI Merger Sub Inc. and Alamosa (the ‘‘Merger’’), and Employee desires to provide such assistance;

WHEREAS, Employee’s agreement to assist in managing issues within the scope of Employee’s current position resulting from the transition following the Merger was an inducement to Parent to enter into the Merger Agreement;

WHEREAS, Employee and Alamosa desire to amend the Employment Agreement by and between Alamosa and the Employee that was made and entered into as of January 1, 2005 and was amended subsequently by Amendment No. 1 to January 1, 2005 Employment Agreement (together, the ‘‘Employment Agreement’’) to avoid the imposition of additional income or other taxes pursuant to § 409A of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) on any payments made or benefits provided by Alamosa or Parent to Employee; and

NOW THEREFORE, Alamosa and Employee hereby agree to this amendment (the ‘‘Amendment’’) to the Employment Agreement.

1. This Amendment shall be effective as of the Effective Time (as such term is defined in the Merger Agreement).

2. The Employment Agreement is hereby amended to delete existing Section 1(n)(vi) of the Employment Agreement and add a new Section 1(n)(vi) as follows:

(vi) any determination by Employee after the occurrence of a Change of Control that Good Reason exists (which determination shall be final and conclusive); provided, however that Employee shall not have a right to resign for Good Reason during the ninety (90) day period beginning on the date which includes the Effective Time.

3. Alamosa and Employee agree that no payments that are payable as a result of Employee’s termination of employment shall be made under the Employment Agreement until the date which is six (6) months after the date Employee has a ‘‘separation from service’’ (within the meaning of §409A of the Code) or the date of his death, whichever comes first; provided, however, if Employee requests that the Employment Agreement be further amended to specify a date on which payments shall be made, Alamosa shall enter into such amendment subject to the condition that entering into such amendment shall in no way whatsoever constitute a bar to Alamosa effecting such tax withholding and reporting of the compensation as Alamosa in good faith deems proper under the circumstances with respect to any such payments. Notwithstanding the foregoing, Alamosa shall not delay any of the benefits to be provided under Section 9(d)(ii)(D) and Section 9(d)(ii)(E) of the Employment Agreement, but Alamosa shall retain the right to effect such tax withholding and reporting of any such benefits as Alamosa in good faith deems proper under the circumstances with respect to any such benefits. Alamosa before the Effective Time shall establish a ‘‘rabbi trust’’ substantially in the form of the trust described in IRS Revenue Procedure 92-64 and immediately prior to the Effective Time shall make an irrevocable contribution to such trust equal to the sum of all cash payments which otherwise would have been made to Employee as of the Effective Time absent this Amendment and shall provide in such trust that such contribution shall only be used to satisfy Alamosa’ obligations to Employee under the Employment Agreement. Any interest earned in the trust from and after the date of Employee’s termination of employment which is allocable to the contribution made on behalf of Employee to the trust shall accrue to the benefit of the Employee after deducting (1) Employee’s share of Alamosa’s expenses to establish and maintain the trust and (2) the taxes paid by Alamosa on such earnings, each as reasonably determined by Alamosa on a consistent basis with respect Employee and each other similarly situated employee for whom a contribution is made to the trust immediately prior to the Effective Time. Finally, Employee agrees that Alamosa shall have no obligation under the Employment Agreement to pay any tax which is due under Section 409A of the Code on any payment made to or on behalf of Employee, and Employee expressly waives any right he might otherwise have to the payment of any such tax by Alamosa.

4. Alamosa and Employee agree that Employee shall assist while employed under the Employment Agreement in preparing and completing any filings with any governmental agency, including by signing representation letters and certificates Parent or Alamosa deems necessary for such filing (to the extent Employee is legally able to sign such letters and certificates).

5. Except as amended by this Amendment, the Employment Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, the Alamosa and Employee have duly executed this Amendment as of November 21, 2005.

ALAMOSA HOLDINGS, INC.
By: /s/ David Sharbutt CEO
EMPLOYEE
/s/ Anthony Sabatino Anthony Sabatino